Response to the Recent Market Turmoil and the Coronavirus Outbreak Peapack-Gladstone Bank Exhibit 99.1

The Bank’s formal Pandemic Plan (consistent with the Centers for Disease Control and Prevention and the World Health Organization) has been activated. Key areas of focus: Employees and Clients Employees: Staggered work schedules Adopted remote working protocols, including client confidentiality Relaxed sick policy Suspended all discretionary business-related travel Monitoring employee travel Suspended volunteer and client event participation, while continuing financial support to community organizations All in-house meetings via conference call or WebEx Enhanced enterprise-wide sanitization efforts Partnering with local health departments to continually improve and adopt best-in-class protocols Increased internal and external communications Suspended all onsite 3rd party vendor meetings Clients: Elevated communication with clients Processes to enhance emergency overdrafts and over-limit advances in place As an SBA-Preferred Lender, prepared to quickly implement any emergency programs enacted by the government

Operating and Credit Risk Ongoing pandemic testing Daily Incident Response Team updates Key job functions identified and contingency plans expanded Elevated fraud and risk management Critical vendor pandemic monitoring Monitoring potential branch impact and contingency plan in place Coronavirus and energy-related exposures identified and monitored Will incorporate pandemic scenario into stress testing program Liquidity and Capital Liquidity: Balance sheet growth opportunity limited in current environment Interest rate floors implemented Focused on growing low-cost deposits Insured liquidity sweep product in place Increased pricing discipline Pricing reductions negotiated with clients Capital: Current stock repurchase program previously completed and consideration of new program on hold Focused on maintaining strong capital ratios Open to well-priced accretive wealth acquisitions

Net Interest Margin Through deposit rate reductions, captured approximately 90% of negative economics associated with the Fed rate decrease Aggressive deposit repricing strategy in place for subsequent rate reductions Implemented interest rate floors on loans for both floating and fixed Closely managing CD rollovers and MFL contractual repricing Peapack Private Wealth Management Intensified communications with clients Continuing our integration and technology investments Continuing to pursue well-priced and accretive acquisitions We are hopeful that the current market volatility will result in new business opportunities as people reassess their current advisor or question whether managing it on their own is the right thing to do.